THIS SCHEDULE IS INCORPORATED INTO
                       AND FORMS PART OF THE ARTICLES OF
                  DYNAMIC RESOURCES CORP. (the "Corporation")




THE CLASSES AND ANY MAXIMUM NUMBER OF SHARES THAT THE CORPORATION IS AUTHORIZED TO ISSUE:

(a)   An unlimited number of Common Shares; and

(b)   An unlimited number of Preferred Shares.

The Directors of the Corporation may at any time issue any Preferred Shares in one or more series, each series to consist of such number of shares as may be determined by the Directors. The Directors may determine at the time of issuance the designation, rights, privileges, restrictions and conditions attaching to the shares of each series.

SPECIAL RIGHTS, PRIVILEGES, RESTRICTIONS AND
CONDITIONS ATTACHING TO EACH CLASS OF SHARES.

(I)   DIVIDENDS

      (A) Subject to any rights, privileges, restrictions and conditions which may have been determined by the Directors to which to any series of Preferred Shares, the Directors shall have complete uncontrolled discretion to pay dividends on any class or classes of shares or any series within a class of shares issued and outstanding in any particular year to the exclusion of any other class or classes of shares or any series within a class of shares out of any or all profits or surplus available for dividends.

(II)  REPAYMENT OF CAPITAL

      (A) On the winding-up, liquidation or dissolution of the Corporation or upon the happening of any other event giving rise to a distribution of the Corporation's assets other than by way of dividend amongst its Shareholders for the purposes of winding-up its affairs (any such occurrence is hereafter called "Winding-Up"), subject to any rights, privileges, restrictions and conditions which may have been determined by the Directors to attach to any series of Preferred Shares, the holders of all shares shall be entitled to participate pari passu.

(III) VOTING RIGHTS AND RESTRICTIONS

      (A) Commons Shares. At all meetings of Shareholders of the Corporation, each holder of Common Shares shall be entitled to one (1) vote for each Common Share held.

      (B) Preferred Shares. The holders of the Preferred Shares shall have no right to receive notice of or to be present at or vote either in person or by proxy, at any general meeting of the Corporation by virtue of or in respect of their holding of Preferred Shares.




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